EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Reminder:  Conference Call Today at 2:30 ET, Dial In (866) 835-8845, ID# 1155065

CardioTech International Reports

Fiscal Second Quarter Financial Results

WILMINGTON, Mass., November 13, 2007. CardioTech International, Inc. (AMEX: CTE), a developer and manufacturer of advanced medical devices and materials for the treatment of a broad range of disease states, today reported financial results for the fiscal second quarter and six months ended September 30, 2007.  The Company’s financial condition and results of operations, which are based on the Company’s continuing operations, exclude the financial condition and results of operations of Gish BioMedical, Inc., formerly a wholly-owned subsidiary of the Company, due to the sale of substantially all of the assets of Gish in July 2007.

Fiscal 2008 Second Quarter and Recent Highlights:

•                  The Company received $5.8 million in July 2007 from the sale of its Gish subsidiary;

•                  Cash position rose to $7.5 million as of September 30, 2007 from $2.6 million at the end of the prior quarter, and the Company continues to be debt free;

•                  Royalties and development fees were $448,000 for the three months ended September 30, 2007, an increase of 55% over the year-earlier period; and

•                  In October and November 2007, the Company received approximately $916,000 in cash proceeds from the final exercises of stock options by the Company’s former Chairman and CEO.

For the fiscal second quarter ended September 30, 2007, revenues were $1.5 million as compared to $1.6 million in the year-earlier period.  The net loss increased to $1.2 million, or $0.06 per diluted share, compared to a loss of $346,000, or $0.02 per diluted share, in the year-earlier period.

For the fiscal six months ended September 30, 2007, revenues were $3.1 million as compared to $2.7 million in the year-earlier period.  The net loss from continuing operations decreased to $1.6 million, or $0.08 per diluted share, compared to a loss of $1.7 million, or $0.09 per diluted share, in the year-earlier period.  The Company reported a net loss of $3.0 million, including a $1.2 million loss on the sale of Gish, or $0.15 per diluted share, during the six months ended September 30, 2007.

The net decrease in revenues during the three months ended September 30, 2007 was due to a decline in shipments of advanced polymers that was offset by an increase in royalties and development fees.  Royalties and development fees increased to $448,000 during the three months ended September 30, 2007, a 55% increase from $289,000 in the year-earlier period.  Royalties are earned when manufacturers sell medical devices which use CardioTech’s advanced polymers.  The growth in royalties is a result of additional shipments of existing and new products by manufacturers who have royalty agreements with CardioTech.

During the three months ended September 30, 2007, the Company experienced a decline in shipments of its advanced polymers, when compared to the year-earlier period, due to delayed production of certain polymers.  The Company has now restarted production of these polymers for shipment to customers and expects to satisfy its backlog of orders.  Cost of sales increased during the period, primarily due to raw material scrap costs incurred by the Company as a result of the production delays.

Selling, general and administrative expenses increased by 23% to $1.1 million during the three months ended September 30, 2007, reflecting an increase in staffing, related costs and other professional fees during the quarter.

Commenting on CardioTech’s performance, President & CEO Michael Adams said:  “While our operating results overall declined during the quarter, improved royalties and development fees remain positive contributors.  We are continuing to invest in new analytical equipment to enhance our ability to solve our customers advanced materials requirements.  Production has now begun for shipments of orders that were affected by polymer production delays during the quarter.  We are encouraged by the growing number of inquiries for our polymers by large and small companies that span a broad range of medical device sectors.”

“The influx of approximately $5.8 million in net cash proceeds from the sale of Gish, in addition to funds received after quarter end from the exercise of stock options, further strengthened our debt-free balance sheet and allows us to concentrate on our growth initiatives.  Patient enrollment and follow-up is continuing for the European clinical trial of our CardioPass™ synthetic coronary artery bypass graft.  CardioPass™ is a breakthrough device for coronary bypass surgery that reflects CardioTech’s unique strength in polymer science.”

CONFERENCE CALL & REPLAY INFORMATION

CardioTech will host a conference call with investors at 2:30 p.m., ET on Tuesday, November 13, 2007, to discuss its fiscal second quarter 2008 financial results.  Participants should dial in 866-835-8845 (ID# 1155065) at least 10 minutes before the call is scheduled to begin. Outside the US 703-639-1408(ID #1155065).

A replay will be available approximately 2 hours after the conference call ends for a period of two weeks at 888-266-2081 reference #1155065.  Outside the US the replay dial in is (703) 925-2533 reference #1155065.

About CardioTech International:

CardioTech is a developer of advanced polymer materials and manufacturer of medical products for the treatment and diagnosis of a broad range of disease states.  The Company’s business model leverages its proprietary materials science technology and manufacturing expertise in order to expand its product sales and royalty and development fee income.  It develops next generation polymers and manufactures new and complex medical devices to customers’ unique specifications.  CardioTech is conducting its first clinical trial for regulatory approval in Europe for its CardioPass synthetic coronary bypass graft.  More information about CardioTech is available at its website: http://www.cardiotech-inc.com.

Forward-Looking Statements:

CardioTech believes that this press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties.  Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause results to differ materially from the forward-looking statements.  For further information on such risks and uncertainties, you are encouraged to review CardioTech’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K/A for the fiscal year ended March 31, 2007 and its Quarterly Report on Form 10-Q for the period ended June 30, 2007.  CardioTech assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

For Further Information Contact:

Eric Walters	Sylvia Dresner
Vice President & Chief Financial Officer	Senior Vice President
CardioTech International, Inc.	VMW Corporate & Investor Relations
978-657-0075	212-616-6161
general-info@cardiotech-inc.com	info@vmwcom.com

(FINANCIAL TABLES FOLLOW)

CardioTech International, Inc.
Condensed Consolidated Statements of Operations
(Unaudited - in thousands, except per share amounts)

	For The Three Months Ended September 30,		For The Six Months Ended September 30,
	2007	2006	2007	2006

Revenues:
Product sales	$1,003	$1,271	$2,191	$2,172
Royalties and development fees	448	289	946	577
	1,451	1,560	3,137	2,749
Cost of sales	1,386	941	2,397	2,219
Gross margin	65	619	740	530
Operating expenses:
Research, development and regulatory	313	158	542	295
Selling, general and administrative	1,099	897	1,893	1,801
	1,412	1,055	2,435	2,096
Loss from operations	(1,347)	(436)	(1,695)	(1,566)
Interest and other income and expense:
Interest expense	—	—	(1)	—
Interest income	97	24	105	32
Other income, net	8	101	8	102
Interest and other income, net	105	125	112	134
Equity in net loss of CorNova, Inc.	—	(75)	—	(278)
Net loss from continuing operations	(1,242)	(386)	(1,583)	(1,710)
Income (loss) from discontinued operations	—	40	(309)	154
Income (loss) on sale of Gish	5	—	(1,173)	—
Net income (loss) from discontinued operations	5	40	(1,482)	154
Net loss	$(1,237)	$(346)	$(3,065)	$(1,556)
Net loss per common share, basic and diluted:
Net loss per share, continuing operations	$(0.06)	$(0.02)	$(0.08)	$(0.09)
Net (loss) income per common share, discontinued operations	0.00	0.00	(0.07)	0.01
Net loss per common share	$(0.06)	$(0.02)	$(0.15)	$(0.08)
Shares used in computing net loss per common share, basic and diluted	20,043	19,832	20,037	19,823

CardioTech International, Inc.
Condensed Consolidated Balance Sheets
(Unaudited - in thousands, except share and per share amounts)

	September 30,	March 31,
	2007	2007
ASSETS
Current assets:
Cash and cash equivalents	$7,526	$4,066
Accounts receivable-trade, net of allowance of $61 and $93 as of September 30, 2007 and March 31, 2007, respectively	484	592
Accounts receivable-other	436	553
Inventories	570	453
Prepaid expenses and other current assets	204	115
Current assets of discontinued operations	—	6,962
Total current assets	9,220	12,741
Property, plant and equipment, net	3,608	3,242
Goodwill	487	487
Other assets	77	3
Non-current assets of discontined operations	—	1,428
Total assets	$13,392	$17,901
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$483	$432
Accrued expenses	543	452
Deferred revenue	241	198
Current liabilities of discontinued operations	149	1,856
Total current liabilities	1,416	2,938
Non-current liabilities of discontinued operations	—	116
Stockholders’ equity:
Preferred stock; $.01 par value; 5,000,000 shares authorized; 500,000 shares issued and none outstanding as of December 31, 2006 and March 31, 2006	—	—
Common stock; $.01 par value; 50,000,000 shares authorized; 20,146,337 and 20,031,650 shares issued and outstanding as of September 30, 2007 and March 31, 2007, respectively	201	200
Additional paid-in capital	37,142	36,949
Accumulated deficit	(25,367)	(22,302)
Total stockholders’ equity	11,976	14,847
Total liabilities and stockholders’ equity	$13,392	$17,901